Exhibit 99.1

For Immediate Release

Contacts:	Daniel Erickson	Monique Johnson
	Executive Vice President	Senior Vice President
	Chief Financial Officer	Director of Marketing and Communications
	(310) 258-9302	(310) 258-9349

Alliance Bancshares California Announces Record Earnings

for Nine Months Ended September 30, 2005

Culver City, CA. (October 28, 2005) – Alliance Bancshares California (OTC BB: ABNS.OB), the holding company of Alliance Bank, announced net earnings for the quarter ended September 30, 2005. The following are the highlights for the quarter and nine months ended September 30, 2005:

•	Net earnings for the quarter were $1,747,000, up 17.5% from $1,486,400 in the same period of 2004

•	Earnings per share for the quarter were $0.25 diluted and $0.27 basic, compared to $0.22 diluted and $0.29 basic for the same period in 2004

•	Record net earnings for the nine months were $4,378,100, up 54.3% from $2,837,800 in the same period of 2004

•	Earnings per share for the nine months were $0.63 diluted and $0.65 basic, compared to $0.44 diluted and $0.59 basic for the same period in 2004

•	Total assets were $583.5 million at September 30, 2005, up 54.1% from $378.6 million at September 30, 2004

•	Total deposits were $500.3 million at September 30, 2005, a 62% gain from $308.9 million at September 30, 2004

•	Net loans increased to $461.3 million at September 30, 2005, a 83.5% increase from $251.4 million at September 30, 2004

Net interest income before provision for loan losses increased to $6.9 million for the quarter ended September 30, 2005, from $3.9 million for the same period in 2004. Net interest income before the provision for loan losses increased to $17.5 million for the nine months ended September 30, 2005, from $10.0 million for the same period in 2004. The increase in interest income was due to increases in average interest earning assets as well as the weighted average yield earned on those assets. The increase in interest expense was due to an increase in average interest bearing liabilities as well as an increase in the weighted average rate paid on those

ABNS Earnings Release 9-30-05, page 2

liabilities. The increase in yields and costs was due primarily to increases in market interest rates. The increase in average interest earning assets and average interest bearing liabilities is a result of the Company’s growth through the addition of two new regional offices in 2004, the significant growth in all types of loans as well as favorable economic conditions.

Total non-interest expense rose from $2.5 million for the quarter ended September 30, 2004, to $4.1 million for the same period in 2005 and from $7.4 million for the nine months ended September 30, 2004, to $10.8 million for the same period in 2005.

The provision for loan losses for the nine months ended September 30, 2005, was $1,727,000 as compared to $600,000 for the comparable period in 2004. The allowance for loan losses as a percentage of loans was 1.12% at September 30, 2005 as compared to 1.31% at September 30, 2004. Although management uses the best information available to determine the adequacy of the allowance, future adjustments may be necessary due to economic, operating, regulatory and other conditions.

At September 30, 2005, both Alliance Bancshares California and Alliance Bank met all regulatory capital requirements and the Bank continues to be “well capitalized” as defined by applicable regulations.

Chairman and President Curtis S. Reis commented, “Our 25th Anniversary year continues to meet or exceed our plan through three quarters of the year. We continue to focus on our core business of small to medium sized clients as we expand our products and services for them. There are now about 200 fewer banks in California since the mid 1980s even though the population has grown by roughly 10 million people. Of the 260 or so banks here, about one third are 10 years old or less. We believe this bodes well for Alliance Bank.”

With close to $600 million in total assets, Alliance Bank is one of the leading business banks headquartered in Southern California, offering a wide range of financial solutions tailored to businesses, developers, executives and professionals. Serving small to mid-sized businesses, Alliance Bank’s strategy focuses on delivering progressive products and services including deposit and cash management services as well as commercial, small business, asset-based, construction and real estate financing. Founded in 1980, Alliance Bank is the principal subsidiary of Alliance Bancshares California (OTC BB: ABNS.OB), with regional banking offices in Culver City, Irvine, Woodland Hills and Burbank. Alliance can be found on the Web at www.allbank.com.

ABNS Earnings Release 9-30-05, page 3

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand to decline, and thereby reduce the Company’s net margins and operating results; increased government regulation which could increase the costs of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; and continued performance of the Company’s loan portfolio.

These, as well as other factors and uncertainties, are discussed in greater detail in the Company’s reports filed with the Securities and Exchange Commission, including its Summary Annual Report and Form 10-KSB for the year ended December 31, 2004 and on Form 10-QSB for the quarter ended June 30, 2005. Readers are urged to review those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

ABNS Earnings Release 9-30-05, page 4

Consolidated Statements of Financial Condition

(Unaudited)

	September 30,
	2005	2004
Assets
Cash and due from banks	$17,401,900	$15,706,100
Federal funds sold	17,645,000	19,235,000

Total cash and cash equivalents	35,046,900	34,941,000

Time deposits with other financial institutions	5,433,900	6,242,000
Securities held to maturity, fair market value $66,637,900 at September 30, 2005; $78,158,800 at September 30, 2004	67,767,000	77,633,800
Loans held for sale	2,329,800	7,401,800
Loans, net of the allowance for loan losses of $5,268,400 at September 30, 2005; $3,256,300 at September 30, 2004	458,964,700	244,009,000
Equipment and leasehold improvements, net	3,954,400	2,298,100
Accrued interest receivable and other assets	9,983,600	6,033,300

Total assets	$583,480,200	$378,559,100

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing demand	$123,741,200	$87,105,500
Interest bearing:
Demand	7,025,400	4,716,800
Savings and money market	187,951,100	171,725,400
Certificates of deposit	181,579,700	45,366,400

Total deposits	500,297,500	308,914,100

Accrued interest payable and other liabilities	3,040,200	2,876,500
FHLB advances	30,000,000	32,000,000
Subordinated debentures	—	2,450,000
Junior subordinated debentures	17,527,000	7,217,000

Total liabilities	550,864,700	353,457,600

Commitments and contingencies	—	—
Shareholders’ equity:
Serial preferred stock, no par value:
Authorized – 20,000,000 shares
7% Series A Non-Cumulative Convertible Non-Voting:
Authorized and outstanding – 733,050 shares at September 30, 2005 and September 30, 2004	7,697,000	7,697,000
Common stock, no par value:
Authorized - 20,000,000 shares
Outstanding – 6,039,579 shares at September 30, 2005 and 4,632,679 shares at September 30, 2004	6,345,900	3,630,800
Undivided profits	18,572,500	13,773,700

Total shareholders’ equity	32,615,500	25,101,500

Total liabilities and shareholders’ equity	$583,480,200	$378,559,100

ABNS Earnings Release 9-30-05, page 5

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income:
Interest and fees on loans	$9,484,700	$4,458,000	$23,237,400	$11,855,800
Interest on time deposits with other financial institutions	34,400	19,100	93,600	56,300
Interest on securities held to maturity	680,700	643,600	2,060,400	1,363,400
Interest on federal funds sold	197,200	87,600	305,400	222,900

Total interest income	10,397,000	5,208,300	25,696,800	13,498,400

Interest expense:
Interest on deposits	2,945,000	964,400	6,475,800	2,447,200
Interest on FHLB advances	329,300	184,500	1,048,600	633,400
Interest on federal funds purchased	2,700	—	4,500	—
Interest on subordinated debentures	—	50,300	—	152,300
Interest on junior subordinated debentures	250,900	88,900	660,400	253,700

Total interest expense	3,527,900	1,288,100	8,189,300	3,486,600

Net interest income	6,869,100	3,920,200	17,507,500	10,011,800
Provision for loan losses	750,000	150,000	1,727,000	600,000

Net interest income after provision for loan losses	6,119,100	3,770,200	15,780,500	9,411,800
Non-interest income:
Service charges and fees	217,300	256,200	653,000	785,300
Net gains on sales of loans held for sale	144,000	361,200	546,400	614,100
Broker fees on loans	248,400	379,700	567,400	789,300
Other non-interest income	196,500	205,200	418,300	495,600

Total non-interest income	806,200	1,202,300	2,185,100	2,684,300

Non-interest expenses:
Salaries and related benefits	2,110,800	1,297,800	5,594,700	3,845,800
Occupancy and equipment expenses	632,700	390,000	1,682,400	1,038,900
Professional fees	194,500	91,100	654,800	369,200
Data processing	201,200	148,000	562,000	434,600
Other operating expenses	952,500	568,200	2,333,100	1,680,800

Total non-interest expense	4,091,700	2,495,100	10,826,900	7,369,300

Earnings before income tax expense	2,833,600	2,477,400	7,138,700	4,726,800
Income tax expense	1,086,600	991,000	2,760,600	1,889,000

Net earnings	$1,747,000	$1,486,400	$4,378,100	$2,837,800

Earnings per common share:
Basic earnings per share	$0.27	$0.29	$0.65	$0.59
Diluted earnings per share	$0.25	$0.22	$0.63	$0.44

To receive a copy of our financial reports or to be put on the Company’s mailing list, please contact Monique Johnson, director of marketing and communications, at (310) 258-9349 or by email: mjohnson@allbank.com.